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                                                        Exhibit 18


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                                                        Arthur Andersen LLP

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May 11, 1999                                            Suite 1300
                                                        711 Louisiana Street
                                                        Houston TX 77002-2786
                                                        713 237 2323

Mr. Robert T. Blakely
Executive Vice President and
Chief Financial Officer
Tenneco Inc.
1275 King Street
Greenwich, Connecticut 06831


Dear Mr. Blakely:


Re: Form 10-Q Report for the quarter ended March 31, 1999


This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In connection with Tenneco's decision to separate its automotive and specialty packaging businesses into two separate, independent companies, Tenneco determined that a change to an expense-as-incurred method of accounting for automotive aftermarket customer acquisition costs was preferable in order to permit improved comparability of stand-alone financial results with its automotive aftermarket industry competitors.

A coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgement and business planning of your management.
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Mr. Robert T. Blakely
May 11, 1999
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We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1998. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended March 31, 1999.

Very truly yours,


ARTHUR ANDERSEN LLP